Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333 54378 and 333 128232 on Forms S-8 and Registration Statement Nos. 333 101957 and 333 128231 on Forms S-3 of our reports dated March 12, 2007, relating to the consolidated financial statements and financial statement schedule of Regeneration Technologies, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption by the Company of Statement of Financial Accounting Standards No. 123R, Shared-Based Payment, on January 1, 2006), and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10 K of Regeneration Technologies, Inc. for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP

Certified Public Accountants

Tampa, Florida

March 12, 2007